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                                                                    EXHIBIT 3.19

          PICK `N SAVE WAREHOUSE FOODS, INC. ARTICLES OF INCORPORATION (Composite including all amendments and restatements through July 31, 2002)

Article I.     The name of the corporation is: PICK `N SAVE WAREHOUSE FOODS,
               INC.

Article II.    The period of its existence is perpetual.

Article III. The purpose for which the corporation is organized is to engage in any lawful activity within the purpose for which corporations may be organized under the Wisconsin Business Corporation Law, Chapter 180 of the Wisconsin Statutes.

Article IV. The aggregate number of shares which the corporation shall have authority to issue is two thousand five hundred (2,500) consisting of one class only, designated as "Common Stock," without par value.

Article V.     The number of directors is five (5).

Article VI. The address of the registered office of the corporation is 23000 Roundy Drive, Pewaukee, Wisconsin 53072, and the name of its registered agent at such address is Edward G. Kitz.

Article VII. The name and address of the incorporator is: Robert E. Hackett, Jr., 700 North Milwaukee Street, Milwaukee, Wisconsin 53202.